Exhibit 10.4

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this “Agreement”) is entered into effective as of
May 10, 2007 (the “Effective Date”) by and among the investors set forth on the signature page (the “Investors”) and Nayna Networks, Inc., a Nevada corporation (“Nayna” and collectively with the Investors, the “Parties”).

WHEREAS, the Parties previously entered into that certain Waiver Agreement, dated as of January 18, 2007 (the “Waiver Agreement”); and

WHEREAS, pursuant to the terms set forth in the Waiver Agreement, Nayna issued to the Investors, warrants exercisable for the purchase of up to an aggregate of 10,000,000 shares of Nayna common stock (each, in the amount set forth opposite the name of each respective Investor on Schedule A hereto) with an exercise price of $0.06 per share (the “Warrants”).

NOW, THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.     Nayna shall have the option to purchase from the Investors, in cash or same day funds, each of the Warrants at any time from the Effective Date until the expiration of the Warrants, for an aggregate purchase price of $500,000 (such payment shall be allocated among the Investors in the manner set forth on Schedule A hereto) (the “Cash Amount”). Upon each Investor’s receipt of its portion of the Cash Amount, each Investor shall immediately return its Warrant to Nayna for cancellation.

2.     The terms of this Agreement are contractual in nature and not mere recitals. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and there are no representations, warranties, covenants or undertakings, oral or otherwise, that are not expressly set forth herein. No modification of this Agreement is valid and enforceable unless executed in writing with the same formality as this present Agreement and by the same parties. This Agreement shall be construed and governed in accordance with the laws of the State of California. If any court shall subsequently deem any portion of this Agreement to be invalid, such designation shall not affect the remaining provisions of this Agreement, which will continue in full force and effect. This Agreement is binding upon the parties hereto, their respective agents, heirs, estates, legal representatives, attorneys, successors and assigns. Each party shall pay his or its fees and expenses in connection with the preparation and execution of this Agreement.

3.    The parties to this Agreement hereby state that they have read the foregoing Agreement, that they have the requisite authority to enter into this Agreement, that they understand the contents hereof, that their execution of this Agreement is voluntary and that they have relied upon or have had the opportunity to seek the legal advice of the attorneys of their own choice prior to executing this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Warrant Cancellation Agreement to be duly executed as of the date first above written.

NAYNA NETWORKS, INC.
a Nevada corporation

/s/ Naveen S. Bisht
Name: Naveen S. Bisht
Title: President & CEO

AJW PARTNERS, LLC
By: SMS Group, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

AJW OFFSHORE, LLC
By: First Street Manager II, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW Manager, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: First Street Manager II, LLP

/s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

Schedule A

Investor	Warrant Shares	Allocation of Cash Amount
AJW PARTNERS, LLC	1,220,000	$61,000
AJW OFFSHORE, LLC	5,960,000	$298,000
AJW QUALIFIED PARTNERS, LLC	2,700,000	$135,000
NEW MILLENNIUM CAPITAL PARTNERS II, LLC	120,000	$6,000